Exhibit 4.34

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is dated as of December [__], 2024, by and among Wavestream Corporation, a corporation incorporated under the laws of the State of Delaware (“Buyer”), MAZAV Management LLC, a Delaware limited liability company (“MAZAV”), and CF GDC LLC, a Delaware limited liability company (“CFG,” and, together with MAZAV, the “Sellers”).

RECITALS

A.          The undersigned are parties to that certain Membership Interest Purchase Agreement, dated June 17, 2024, by and among Buyer, Stellar Blu Solutions LLC, a Delaware limited liability company (the “Company”), the Sellers and CFG, as the representative of the Sellers (the “Purchase Agreement”).  Capitalized terms used herein without definition shall have the meaning given thereto in the Purchase Agreement.

B.          The parties wish to amend the Purchase Agreement as set forth herein in accordance with Section 10.4 of the Purchase Agreement.

AGREEMENT

The parties hereby agree as follows:

1.          Buyer Acknowledgments.  Buyer hereby irrevocably acknowledges and agrees as follows:

(a)          the forms of deliverables contemplated by Sections 1.4, 1.5(a), 1.5(d)-(f), 7.2(c), 7.2(f) and 7.2(g) have been agreed to by the parties to the Purchase Agreement, each of which is attached hereto as Schedule 1(a);

(b)          the Company has satisfied its obligations under Sections 1.5(b), 1.5(c), 7.2(e) and 7.2(j) of the Purchase Agreement in all respects;

(c)          the conditions to Closing set forth in Sections 7.1(a)-(c) of the Purchase Agreement are hereby deemed satisfied in all respects;

(d)          the conditions to Closing in Sections 7.1(d), 7.2(a), 7.2(b), 7.2(d), 7.2(h), 7.2(i) and 7.2(k) of the Purchase Agreement are hereby deemed satisfied and/or deemed validly waived in all respects and Buyer waives any rights that would permit Buyer to not satisfy its obligations to consummate the Closing as a result thereof; and

(e)          it waives any rights against the Sellers under Section 8.2 of the Purchase Agreement with respect to any alleged breaches and/or amendments of the Company’s Contracts with Intelsat existing as of the date hereof (the “Intelsat Matter”).

2.           Sellers Acknowledgments.  Each Seller hereby irrevocably acknowledges and agrees as follows:

(a)          the forms of deliverables contemplated by Sections 1.6(a) and 7.3(c), have been agreed to by the parties to the Purchase Agreement, each of which is attached hereto as Schedule 2(a);

(b)          the Buyer has satisfied its obligations under Sections 1.6(b)-(c) of the Purchase Agreement in all respects; and

(c)          that, assuming the Closing Date would have occurred on the date hereof, each of the conditions set forth in Sections 7.1(d), 7.2(a), 7.2(b), 7.2(d), 7.2(h) and 7.2(k) of the Purchase Agreement would have been deemed fully satisfied in all respects; provided, that no acknowledgment or agreement is made hereby with respect to Section 7.2(a), (b) and (k) of the Purchase Agreement in relation to the Intelsat Matter.

3.           Amendment to Section 1.3.  The first sentence of Section 1.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Assuming the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the closing of the purchase and sale of the Purchased Equity contemplated by Section 1.1 (the “Closing”) shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery and wire transfer of funds on January 6, 2025  (such date, the “Closing Date”).”

4.           Amendment to Section 1.7.  Section 1.7 of the Purchase Agreement is hereby amended as follows:

A new subsection (i) is hereby inserted into the Purchase Agreement to read as follows:

“Within forty-five (45) days of the end of each calendar quarter during the Earnout Period, Buyer shall provide to the Seller Representative written notice providing reasonable detail of the Group Companies’ progress towards achievement of the Earnout Amount during such quarter.  Following delivery of such notice, the Seller Representative shall be given reasonable access upon reasonable notice to the Company’s chief executive officer and Buyer’s chief financial officer during normal business hours for the purpose of facilitating the Seller Representative’s review of such notice, provided that such access shall be in a manner that does not materially interfere with the normal business operations of the Group Companies.”

5.           Amendment to Section 9.1(b).  In Section 9.1(b) of the Purchase Agreement, the words “December 17, 2024” are hereby deemed replaced with “January 7, 2025”.

6.          Other Provisions.  Except to the extent that the provisions of this Amendment modify or conflict with the provisions of the Purchase Agreement (in which case the provisions of this Amendment shall govern), all other provisions of the Purchase Agreement shall remain in full force and effect.  In case of any conflict between this Amendment and the Purchase Agreement, the terms of this Amendment shall prevail.  The provisions of Section 10 of the Purchase Agreement are incorporated herein as an integral part of this Amendment by way of reference, mutatis mutandis.

7.          Entire Agreement.  This Amendment, together with the Purchase Agreement, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

8.          Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Membership Interest Purchase Agreement effective as of the date first set forth above.

“BUYER”

Wavestream Corporation

By:________________________________________________________
Name:_____________________________________________________
Title:______________________________________________________

“MAZAV”

MAZAV Management LLC
________________________________________________________
Mohammed Alzeer
Manager

“CFG”

CF GDC LLC
________________________________________________________
Leigh M. Grimner
Deputy Chief Financial Officer

Signature Page to Amendment to Membership Interest Purchase Agreement